Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI Consulting, Inc. Announces Expiration and Final Results

of Tender Offer for 7 5/8% Senior Notes due 2013

West Palm Beach, FL, October 13, 2010 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”) announced today that the Company’s previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 7 5/8% Senior Notes due 2013 (CUSIP No. 302941AD1) (the “2013 Notes”) expired at 11:59 p.m., New York City time, on October 12, 2010 (the “Expiration Time”). The Company previously announced that it had purchased approximately $185.8 million in aggregate principal amount of 2013 Notes on September 27, 2010. Between September 28, 2010 and the Expiration Time, there were no additional 2013 Notes validly tendered. Also as previously announced on October 1, 2010, the Company intends to redeem all of the 2013 Notes that remain outstanding, in the aggregate principal amount of approximately $14.2 million, on November 1, 2010.

Banc of America Securities LLC acted as Dealer Manager and Solicitation Agent for the Tender Offer. D. F. King & Co., Inc. acted as the Information Agent and Depositary for the Tender Offer.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With approximately 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission.

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